EXHIBIT 3.1

CERTIFICATE OF ELIMINATION

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

USEC INC.

(Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware)

_____________________________

                    USEC Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law, hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of a series of one hundred thousand (100,000) shares of Series A Junior Participating Preferred Stock, par value $1.00 per share (the “Series A Preferred”), and established the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, and, on April 25, 2001, filed a Certificate of Designation with respect to such Series A Preferred (the “Certificate of Designation”) in the office of the Secretary of State of the State of Delaware.

2. That, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation, by resolution duly adopted, authorized the increase of the number of shares constituting the Series A Preferred to two hundred thousand (200,000), and, on September 21, 2007, filed a Certificate of Increase with respect to such Series A Preferred (the “Certificate of Increase”) in the office of the Secretary of State of the State of Delaware.

3. That no shares of Series A Preferred are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

4. That the following resolutions were adopted by the Board of Directors of the Corporation at a meeting duly called and held on September 29, 2011:

NOW, THEREFORE, BE IT RESOLVED, that all matters set forth in the Certificate of Designations filed by the Corporation with the office of the Secretary of State of the State of Delaware on April 25, 2001 (the “Eliminated COD”), designating a series of 100,000 shares of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Corporation (the “Eliminated Preferred”), are hereby eliminated from the Corporation’s Certificate of Incorporation, as amended (the “Charter”); and be it further

RESOLVED, that all matters set forth in the Certificate of Increase filed by the Corporation with the office of the Secretary of State of the State of Delaware on September 21, 2007 (the “Increase Certificate”), increasing to 200,000 the number of shares constituting the Eliminated Preferred, are hereby eliminated from the Charter; and be it further

RESOLVED, that the President and Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President, General Counsel, and Secretary and such other officers of the Company as the Board may designate be, and hereby are, authorized and directed to file a certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Eliminated COD and the Increase Certificate with respect to the Eliminated Preferred shall be eliminated from the Charter.

5. That, accordingly, all matters set forth in the Certificate of Designation and Certificate of Increase with respect to the Series A Preferred be, and hereby are, eliminated from the Certificate of Incorporation, as amended, of the Corporation.

IN WITNESS WHEREOF, USEC Inc. has caused this Certificate of Elimination to be executed by its duly authorized officer this 29th day of September, 2011.

USEC INC.

By: /s/ Peter B. Saba
Name: Peter B. Saba
Title: Senior Vice President, General
Counsel and Secretary